Q4 2021

Shareholder Report

Thursday, February 10, 2022

Contents

03	Q4 and 2021 Key Financial Results
04	Q4 2021 Financial Highlights
04	2021 Financial Highlights
05	CEO Letter to Shareholders
07	DZS Addressable Market and Trends
07	DZS Serviceable Addressable Market (“SAM”)
09	Global Government Broadband Investments and Cap & Grow Replacement
11	Mobile & Optical Edge Addressable Market Expansion
12	Product and Technology Innovation
17	Senior Management Team Additions
19	Financial Highlights
25	2022 Outlook
27	Conference Call
27	Investor Inquiries
28	About DZS
28	Forward-Looking Statements
28	Use of Non-GAAP Financial Information
30	Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)
31	Unaudited Condensed Consolidated Balance Sheets
32	Unaudited Reconciliation of GAAP to Non-GAAP Results
33	Unaudited Reconciliation of GAAP to Non-GAAP Guidance

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Q4 and 2021 Key Financial Results

Three Months Ended December 31, 2021		Adjusted
($ in millions, except per share amounts)	GAAP amount	(Non-GAAP) amount(1)	Q4 2021 Guidance
Net revenue	$98	$98	$80M - $100M
Gross margin %	33.5%	33.6%	32.0% - 34.0%
Operating expense	$33	$30	$27.0M - $26.0M
Net income (loss)	$(2)	$1
Adjusted EBITDA		$2	$0.0M - $7.0M
Diluted Net income (loss) per share	$(0.08)	$0.05

Twelve Months Ended December 31, 2021		Adjusted
($ in millions, except per share amounts)	GAAP amount	(Non-GAAP) amount(1)	FY 2021 Guidance
Net revenue	$350	$350	$332M - $352M
Gross margin %	34.3%	34.6%	34.2% - 34.7%
Operating expense	$153	$111	$108M - $107M
Net income (loss)	$(35)	$7
Adjusted EBITDA		$11	$7.9M - $15.2M
Diluted Net income (loss) per share	$(1.30)	$0.27

Quarterly data may not sum to full year data due to rounding.
(1) Adjusted Gross margin, Operating expense, Net income, and EBITDA represent a non-GAAP financial measure; see reconciliation to the comparable GAAP measure in the financial tables attached to this shareholder letter.

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Q4 2021 Financial Highlights

•	Record orders of $134 million increased 47% year-over-year
•	Record revenue of $98 million increased 11% year-over-year
•	Book to bill in the fourth quarter was 1.4x.
•	Adjusted gross margin of 33.6% increased from 33.1% year-over-year reflecting margin expansion progress, despite increased semiconductor component, freight, and logistic costs
•	Adjusted operating expenses increased to $30 million, which included sales commissions associated with record orders and revenue, and a $1 million, one-time software license fee
•	Adjusted EBITDA of $2 million
•	Non-GAAP EPS was $0.05

2021 Financial Highlights

•	Record orders of $504 million increased 62% year-over-year
•	Record revenue of $350 million increased 16% year-over-year
•	Record backlog of $225 million increased 217% year-over-year
•

Adjusted gross margin of 34.6% increased from 32.9% year-over-year reflecting initial operational efficiency progress and favorable geographic mix, despite increased supply chain, freight, and logistics costs

•	Adjusted EBITDA more than doubled to $11 million compared with $5 million in 2020
•	Non-GAAP EPS was $0.27

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DZS shareholders,

The communications industry is in the early phase of a long-term infrastructure upgrade cycle where sub gigabit-class and legacy copper infrastructures for the connected home and enterprise are being rapidly replaced by 10 gigabit technologies for symmetric optical broadband services. The proliferation of 5G networks is simultaneously creating demand for fiber-connected densification and packet-based network transport.

This physical reshaping of the global communications landscape is also fueling a wave of experience-driven innovation in high-speed fixed and mobile broadband services for homes, buildings and cities. DZS is a key enabler of this transformation, providing the next generation platforms, software and services that empower communications service providers to upgrade their infrastructure and launch the new services that are redefining broadband connectivity. In fact, our customers, ranging from tier I service providers in the world’s most advanced broadband markets (including 16 of the world’s top 30 service providers) to agile alternative providers, are leading the way in shaping the future of the communications industry and creating a hyper-connected world. Our innovative and differentiated broadband solutions for both fixed and mobile service providers have enabled DZS to become a change-agent for our customers.

Just as we drove change for our customers, we transformed our company in 2021.

Our new branding, upgraded leadership team, disciplined rationalization, accelerated systems and software innovation, and strong execution in 2021 enabled us to capitalize on this unprecedented market opportunity created by the evolution taking place in our industry. It empowered us to deliver consistent results and establish a strategic foundation for the future.

Our fourth quarter results achieved a number of company milestones as we delivered record setting orders, record revenue and record backlog. Additionally, with 29 new products launched in 2021, our Broadband Connectivity, Connected Home & Business, Mobile & Optical Edge and Cloud Software solutions are resonating with customers, prospects and partners around the world. Demand has never been stronger, and we continue to expand the footprint of our platforms with 105 new customers secured in 2021.

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Building upon our strong historical foundation in Asia, we captured market share in 2021 that included 86 new customers across North America and Europe, Middle East and Africa (EMEA) – balancing our geographic mix.

DZS is Enabling a Hyper-Connected World, transforming Technology Providers into Experience Providers and unleashing the next generation of Broadband Connectivity, Mobile & Optical Edge and Cloud Software solutions. As DZS enables the deployment of hyper-fast broadband across an expanding customer base, we are creating new opportunities in the communities our customers reach and enhancing value-added solutions in the homes and businesses they serve. Providing next-level connectivity within these communities is just the beginning. Our next generation fiber broadband platforms enable customers to expand their services, upgrade their technology and leverage software to improve their efficiency, insights and customer experience.

We continue to expand and differentiate our portfolio through investments in network orchestration, automation and slicing, a unified operating system and a subscriber experience software-as-a-service (SaaS) platform. Our software expansion and vision are designed to improve our long-term margin profile while differentiating DZS in the marketplace. We also plan to introduce several new Mobile & Optical Edge solutions, extending our innovative leadership at the network edge.

We begin 2022 with a strong foundation that we believe will enable us to capture market share spanning our four growth pillars: the multi-gigabit broadband upgrade cycle fueled by ~$100 billion of global government stimulus, 5G and Open RAN adoption, North America and EMEA share capture and Chinese vendor cap-and-replacement.

Sincerely,

Charlie Vogt

President & CEO

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DZS Addressable Market and Trends

The demand for fixed and mobile broadband everywhere is driving a “dual investment super-cycle.” The first cycle began in 2020 with the introduction of 10 Gigabit last mile access and the proliferation of 5G mobile service. Ten Gigabit-class services represent a performance increase of up to 400 times over copper-based broadband networks. The second cycle will usher in last mile access of up to 50 Gbps and enhanced 5G / 6G and Open RAN technology for Fixed Wireless Access.

Serviceable Addressable Market (SAM)

Sources: DZS analysis and the following Omdia reports, (1) Fiber and Copper Access Equipment Forecast Midyear Update – 1H21, July 2021, (2) Optical Networks Forecast 2020-2025, “Metro WDM”, July 2020, (3) Macrocell Mobile Backhaul Equipment Market Tracker 2H20, December 2020, (4) SPRS Quarterly Market Share & Forecast Quantitative Update – 3Q20, December 2020 (5) Carrier SDN Forecast – 2H 2020, November 2020, (6) Mobile Fronthaul Equipment Market Report – 2020, July 2020, Results not an endorsement of DZS. Any reliance on these results is a the third-party’s own risk).

4th Utility is a UK- based alternative fiber broadband provider delivering ultrafast connectivity to homes and businesses across the country, contracted to serve over 300,000 units over the next 5 years.

“By working with world-class partners like DZS, we have been able to quickly differentiate ourselves from big broadband by providing a better experience and new subscriber turn-ups in less than 60 seconds.“

— Tony Hughes, CEO of 4th Utility

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In many regions of the world, there has been an underinvestment in fiber infrastructure. In Europe, for example, there are a significant number of large countries such as Germany, the United Kingdom, and Italy where upgrades from copper to fiber infrastructure are planned over the next five years. In these circumstances, many of the same drivers that require 10 gigabit-class services, such as the need for 5G xHaul, are still present. We expect this this investment super-cycle will condense, starting with 10 Gigabit- class services, during these upgrades and moving to the second cycle at an accelerated rate. The diagram below illustrates the number of Fiber-to-the-Home/Business (FTTH/B) homes passed, which are projected to increase by 1150% in Germany, 1662% in the United Kingdom, and 422% in Italy in the period between 2020 and 2026.

European Ranking in Terms of FTTH/B Homes Passed (in millions of homes) — 2021–2026

2026 Forecasts
EU28 : ~135m FTTH Subs.
EU39 : ~197m FTTH Subs.
% Evolution 2020 / 2021
2021 Forecasts
+9% Russia 25,1
+41% France 14,6
+14% Spain 12,8
+34% Turkey 5,0
+29% Romania 4,4
+72% Germany 3,5
+10% Sweden 3,3
+40% Poland 3,0
+4% Belarus 2,8
+72% Italy 2,7
+21% Portugal 2,6
+138% United Kingdom 2,5
+14% Ukraine 2,5
+26% Netherlands 1,9
+27% Kazakhstan 1,7
- 5 10 15 20 25 30
Millions
2026 Forecasts
% Evolution 2020 / 2026
Russia 34,0 +47%
France 26,3 +154%
Germany 25,5 +1150%
United Kingdom 18,5 +1662%
Spain 15,7 +39%
Turkey 11,2 +198%
Italy 8,2 +422%
Romania 6,3 +85%
Ukraine 6,0 +173%
Poland 5,3 +147%
Sweden 4,1 +37%
Netherlands 3,7 +146%
Kazakhstan 3,5 +165%
Portugal 3,4 +61%
Belarus 3,2 +17%
- 10 20 30 40
Millions

Source: FTTH Forecast for EUROPE, Market forecast 2021-2026, produced by FTTH Council Europe with thanks to IDATE DIGIWORLD

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Global Government Broadband Investments and Cap & Grow Replacement

According to Omdia’s Fiber and Copper Access Equipment Forecast report, the Fiber Access PON equipment market (excluding China) is forecasted to grow from less than $6.3B to $11.4B over the next four years (16% CAGR) driven by remote working, consumer demand, government sponsored network investment stimulus programs, new fiber access technologies and a global emphasis on using trusted suppliers like DZS to build the next generation of multi-gigabit capable access networks.

PON Equipment Revenue Forecast by Region
12,000
10,000
8,000
6,000
4,000
2,000
-
$ Revenue (m)
2022
2023
2024
2025
2026
Latam
North America
EMEA
Asia & Oceania (ex. China)

(Source: Omdia, Fiber and Copper Access Equipment Forecast, August 2021, Results not an endorsement of DZS. Any reliance on these results is a the third-party's own risk.)

The Fiber Access PON investment cycle is partially fueled by various government sponsored broadband stimulus funding programs. These initiatives cultivate broadband opportunities around the world. Several of the most prominent initiatives are in North America, including American Rescue Plan Act (ARPA), the CARES Act, the Consolidated Appropriations Act, the Rural Digital Opportunity Fund (RDOF) and the Infrastructure Investment and Jobs Act most recently signed into law by President Biden in November 2021. Global government sponsored broadband stimulus initiatives are less commonly known, though equally important in their contributions to the investment cycle.

According to Omdia, the global PON equipment market outside of China that DZS addresses will grow from $6.3B in 2022 to $11.4B in 2026 —a Compound Annual Growth Rate (CAGR) of 16%

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We are benefitting from several customers that have accelerated their network investment because of government broadband stimulus programs. With 53 new customers in North America and 33 in EMEA in 2021, we are increasingly well positioned to participate in government assisted network projects.

Compounding this government investment cycle, many service providers with Chinese vendor infrastructure and connected home solutions (particularly in tier I service providers) continue to evaluate alternative options. Many of the industry’s initial Chinese vendor replacement awards have targeted the mobile network, which has not been applicable to DZS. While sales activity for Chinese vendor replacement in the Broadband Connectivity network continues to expand, tier I operators proceed deliberately in evaluating how to evolve their networks with new vendors. In aggregate, Chinese vendor replacement opportunities represent a multi-billion dollar opportunity for which we are well aligned with due to our extensive technology portfolio, proven interoperability and global reach. DZS is actively pursuing and participating in Chinese vendor cap & grow replacement opportunities across Canada, EMEA, southeast Asia and India.

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Mobile & Optical Edge Addressable Market Expansion

As the aforementioned SAM table illustrates, Mobile & Optical Edge is a $13 billion market opportunity for DZS in 2022, growing to $17 billion in 2024. This represents 57% of our addressable market in 2022 and 56% in 2024. DZS investments and strategies implemented over the past several years contribute to our growing footprint.

When combined with DZS innovation and success in emerging Open RAN projects such as Rakuten Mobile in Japan, we have significantly expanded our addressable market footprint in the converged mobile and optical edge portion of the network.

Open RAN represents a technology shift in how service providers will design, engineer and deploy future mobile networks, transitioning from closed and proprietary networks to software-centric open architectures. With the successful implementation of the world’s first scaled Open RAN network, DZS became a valued technology partner to Rakuten Mobile, which is now supporting more than 5 million mobile subscribers. We expanded our relationship with Rakuten in 2021 to be included in a new strategic network project award through Rakuten Symphony, the business unit responsible for applying and deploying their intellectual property and the Rakuten Communications Platform Open RAN network reference design around the world.

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Product and Technology Innovation

Product Development Scale: Streamlining Platform Development

Our focus on product rationalization during 2021 produced a streamlined, simplified and strategically aligned global product portfolio. R&D investment scale has been enhanced through product rationalization efforts and further accelerated by our pivot to a platform-based development approach for our Software and Systems solutions. These platforms give DZS R&D teams the capacity to increase product innovation with reuse of technology across multiple products, improving our ability to bring innovative and differentiated products to market quickly. In 2021 alone, we completed the development of 29 new products across our technology pillars.

U.S.-based i3 Broadband is a fiber overbuilder delivering ultrafast connectivity to homes and businesses across 3 states. They plan to reach over 300,000 units over the next two years.

“DZS is my favorite partner in the whole Fiber to the home business

... Flexibility, performance, insight.”

—Jeremiah Thies, Director of Network Operations

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Fiber-Fueled Broadband Connectivity Drives Innovation

We are an early market leader in the unprecedented upgrade cycle from legacy copper and first generation PON technologies to 10 gigabit broadband connectivity solutions. We are enabling the next wave of network deployments fueled by HD video collaboration, augmented and virtual reality, interactive gaming, and the interactive and collaborative world now known as the Metaverse.

The DZS Velocity Broadband Connectivity portfolio accelerates and simplifies the network wide deployment of future-proof next generation, multi-gigabit services over fiber, which are punctuated by new product introductions that simplify the evolution from sub-gig PON to 10 Gbps PON (COMBO technology), disaggregated optical line terminals (OLTs) and next generation G.fast DPUs that deliver multi-gigabit service over legacy copper in Multi Dwelling Units (MDUs). These developments open the door for DZS and service providers to deliver the advanced services expected by their customers:

•Maximum Flexibility: Any Topology (PON, P2P), Any Media (Multi-Gigabit services over fiber and copper) and Any Service (Residential, Business, Mobile xHaul) delivered by platform-based products with common software and hardware optimized for deployment at any network location (Central Offices, Multi Dwelling Units and Outdoor Remote Terminals).

•Architectural Headroom: Supported by a revolutionary System-on- a-Card design capable of supporting next-gen Class Services (such as 25G/50G PON) and the sdNOS open Network Operating System allowing traditional and disaggregated deployments.

•Operational Simplicity: Vendor-neutral access orchestration, automation and customer experience software will simplify the process of adding equipment from different vendors in the network, accelerates the creation and delivery of new services, and ensures the optical service performance with AI-driven analytics.

U.S.-based Hosted America is a carrier grade open access fiber broadband provider delivering managed, fiber, and carrier services and cloud integration for homes and business across America. They plan to invest $1 billion in their fiber deployments over the next five years.

“DZS has become a staple for homes we deploy and for how we manage networks in fiber buildouts.

We’ve set aside $1 billion to build out fiber assets throughout the US over the next 3–5 years...DZS is the right partner for us as we take things to a whole new level.”

—Phillip Watkins, CEO

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A New Software-Driven Connected Home & Business Experience

The unprecedented drive from service providers to deliver multi- gigabit services to subscribers creates the perfect opportunity for DZS to complement those advanced services with the right systems and software to extend those services from the network to connected subscribers’ devices.

DZS has responded to this opportunity with the introduction of Intelligent 10Gbps capable Fiber Termination Points, Wi-Fi 6 Residential Gateways and Access Points, and DZS Xperience Software.

We accelerated our software strategy and roadmap throughout 2021, building upon the DZS Cloud feature set and announcing a launch of Wi-Fi 6-enabled DZS Xperience software.

This suite transforms subscriber devices in the home/business from traditional managed network points of presence into full business transformation catalysts that enable service providers to deliver the following:

•Exceptional customer experiences with AI driven self-optimized Wi- Fi performance and real time service performance analytics.

•Revenue growth with new value-added services that address the needs of 21st century subscribers like cybersecurity, home automation and home security.

•Lower operational and support costs with predictive service performance analytics and self-serve mobile app-based service management tools.

Saudi Arabia-based BTC Networks is one of the largest systems integrators in the Middle East, serving many business sectors including a communications unit that serves Tier 1 operators STC, Mobily, and Dawiyat.

“We believe that DZS Xperience is going to be a game-changer for our major customers.”

—Ibrahim Kharboush, Executive Vice President

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The DZS Xperience SaaS solution is part of the powerful DZS Cloud platform. Together, we believe that the functionality that DZS Cloud to the table is very powerful, providing a true end-to-end view of the network and opening the potential for new services built around functionality like network slicing, multi-vendor service provisioning and orchestration, and advanced network intelligence. Overall, DZS Cloud enables delivery of differentiated stand-alone and end-to-end cloud- based solutions designed to increase ARPU, lower churn, streamline operations, and optimize service provider network operation and agility.

A Differentiated Converged Network Edge

The DZS Helix portfolio focuses on growing service provider opportunities to serve the unique needs of the Connected Home & Business. Featuring one of the industry’s largest collections of feature- rich fiber termination points as well as residential and enterprise gateways and Wi-Fi systems, the DZS portfolio includes support for multi-gigabit capable services, Wi-Fi 6 and managed access network support all the way to the premises edge and beyond. DZS Helix portfolio is also differentiated for its support for new converged network service opportunities in Enterprises and Multi Dwelling Units (MDUs) including:

•FiberLAN is a specialized portfolio of fiber-fed customer premises devices optimized for enterprise environments that bring the power and efficiency of PON to small and medium-sized businesses. Much more efficient and future proof than traditional enterprise networking solutions, FiberLAN brings optical-speed connectivity to wired and wireless enterprise networks.

•Purpose built switches and routers with advanced timing, synchronization and Time Sensitive Networking (TSN) capabilities enable deployments of Power over Ethernet (PoE) in-building 5G Small Cells and Open RAN Radio Units (RU), including support for the backhaul of mobile traffic.

Canada-based TELUS is a dynamic, world-leading communications and information technology company with $16 billion in annual revenue and

15.2million customer connections.

“The DZS Team has been amazing to work with— improving our speed by like 3x to 4x on delivery of new features and services onboarding.”

—Ibrahim Gedeon, CTO

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Mobile & Optical Edge: Driving Deployment of 5G Worldwide

The adoption of 5G and Open RAN technologies have dramatically increased the requirement for bandwidth at the edge of the mobile network and disrupted the way wireless operators are architecting mobile networks. This has created an ideal opportunity for companies like DZS to deliver unique innovation.

During 2021, we extended our leadership in the midhaul and backhaul areas of the network with the following:

•	Transformational new products for the edge of the mobile network with packet-based fronthaul, enablement of non-traditional cell sites and deployment of in-building 5G small cells.
•

Modular, compact and environmentally hardened 100G-400G Optical Edge products that enable the deployment of technologies traditionally associated with core optical transport to the very edge of the mobile and fixed access networks.

DZS Offers a Comprehensive Solutions Portfolio Across the Converged Broadband Connectivity and Mobile & Optical Edge

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Leading Industry Standards and Interoperability

During Q4 2021, we participated in the O-RAN ALLIANCE Plugfests hosted by tier I mobile network operators TIM (Italy Plugfest) and LG Uplus (Korea Plugfest). This testing validated multi-vendor 5G interoperability and functionality of Open RAN based 5G and 4G Radio Access Network (RAN) elements, including fronthaul, midhaul and backhaul interfaces between equipment. DZS solutions are central to open ecosystems like Rakuten Mobile’s fully virtualized, cloud-native Open RAN 5G mobile network.

Senior Management Team Additions

We are pleased to announce the appointment of several industry leaders to new roles within the DZS executive team. Each brings a deep history of experience in the Broadband Connectivity, Mobile & Edge Transport, and Network & Experience Software markets and has been able hit the ground running.

Jennifer Yohe has joined DZS as Chief Operations Officer, leading supply chain, manufacturing, logistics and compliance. Jennifer brings a long history of executive management experience leading supply chain and business operations with marquee companies such as Comcast, Time Warner Cable and Ericsson/MediaKind. Jennifer has received numerous, prestigious awards throughout her career, amplifying the progression and success of women in technology, specifically “Women in Technology Award,” “Most Powerful Women in Cable” and “Top Women in Technology.”

Norm Foust has joined DZS as Vice President of Strategic Operations. Norm brings deep industry experience to DZS having led operations, global supply chain management and procurement functions at Calix, AFC, Cyan (now Ciena) and TiBit. He has a proven track record of building world-class operations infrastructure, streamlining processes and positioning companies for growth.

Geoff Burke, who has been Chief Marketing Officer at DZS for the past two years, has transitioned into the newly created role of Chief Strategy Officer where he will be responsible for business development, strategy and M&A initiatives. Geoff is an industry visionary and strategist, having led a wide range of industry initiatives, acquisitions and partnerships in his leadership roles at DZS, Broadband Forum, Calix and Motorola, KPMG and Oracle.

Jennifer Yohe Norm Faust Geoff Burke

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Gunter Reiss has joined DZS as Chief Marketing Officer. Gunter joins DZS most recently from A10 Networks where he was Vice President of Worldwide Marketing positioning the company as a technology leader in 5G, cloud, and cybersecurity solutions. Prior to A10, he held business development, strategy, M&A, and strategic sales leadership roles at Ericsson, IPC and DAMOVO Group. Gunter brings in-depth expertise in cloud, SaaS, AI, cybersecurity, and application networking to DZS.

Bernd Hesse has joined DZS as Vice President of Global Business Development. Bernd is a renowned broadband industry leader having championed many fiber access technology forums and associations throughout his career. He is currently on the Board of Directors at Broadband Forum, where he is Chairman of their BASe initiative and acting Chief Marketing Officer. Most recently, Bernd was Senior Director of Standards Marketing and Thought Leadership at Calix. He has held business development, marketing and sales leadership positions at Ericsson, Novera Optics and Cisco.

Gunter Reiss Bernd Hesse

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Financial Highlights

DZS innovation and go-to-market strategy success to date has resulted in customer wins and share capture. More than half of our 105 new customer wins in 2021 were secured in higher margin geographic regions such as North America as highlighted in our Jan. 10, 2022, news release. Our diversified customer base contributed to record orders, backlog and revenue, and reflects the success of our product portfolio simplification and operational execution throughout 2021.

Record Orders/Backlog in Q4 and 2021

($ in millions)

During the fourth quarter of 2021, our order growth increased sequentially 47% year-over-year to a record $134 million. Reflecting our strategic focus on Western markets, orders from the Americas region increased 138% year-over- year while orders from the EMEA region increased 76% year-over-year.

The strong finish to our successful 2021 brought full year orders to $504 million, an increase of 62% year-over-year. We are succeeding in our customer and geographic diversification efforts with double digit growth year-over-year across all geographic regions, especially in North America where orders doubled in 2021. Orders from the EMEA region increased 34%. As a result, we ended 2021 with our fourth consecutive quarter of achieving record backlog, which increased 217% year-over-year to $225 million.

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Record Revenue in Q4 and 2021

At the high-end of guidance, fourth quarter 2021 revenue increased 11% sequentially and year-over-year to a record $98 million. On a sequential basis during the fourth quarter, we recognized geographic strength from the Americas for Broadband Connectivity and Asia for Mobile Transport and Broadband Connectivity. For the full year 2021, revenue increased 16% to $350 million with revenue strength from North America for Broadband Connectivity solutions as we executed on our share capture and geographic emphasis in higher margin regions while Mobile Transport revenue from Asia was also an important contributor to revenue growth.

Geographic Mix Remains Diverse

Our geographic diversification reflects the combination of market demand, a strategic focus on capturing market share through new customer wins and new product introductions. As our revenue mix has strategically expanded in North America over the past year, we continue to leverage our strength in the Asia market, particularly with tier I customers in South Korea and Japan, as demonstrated in the fourth quarter. We anticipate North America will continue to increase as a percentage of total revenue supported by the 53 new customers captured during 2021.

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Americas Region: Market Share Gains

Revenue from the Americas region during the fourth quarter of 2021 increased 1% sequentially and 52% year-over-year to $28 million. For full year 2021, revenue from the Americas increased 64% to $101 million. Our strategic emphasis on the Americas region and focus on innovation and strategic alignment with service providers and fiber overbuilders has resulted in market share gains and new customers. Our new customer traction is benefitting from government-sponsored broadband incentive programs. For example, our recently announced broadband project in Mississippi with strategic partner Irby Utilities is a beneficiary of multiple broadband stimulus programs.

EMEA Region: Orders Outpaced Revenue in Q4

Revenue from the EMEA region during the fourth quarter declined 29% sequentially and 13% year-over-year to $14 million. For the full year 2021, revenue from the EMEA region increased 8% year-over-year to $70 million. Revenue from the EMEA region reflects typical fluctuations of customer deployment timeframes. For 2021, revenue from the EMEA region was largely driven by customers deploying GPON solutions in the Middle East. Notably, orders from the EMEA region during the fourth quarter reached the second highest level recognized over the past two years. Throughout the year, sales activity in the region has expanded to record levels.

Asia Region: Year-End Strength

Revenue from the Asia region during the fourth quarter increased 38% sequentially and 4% year-over-year to $56 million. For the full year 2021, regional revenue increased 3% to $179 million. The Asia region experienced strong year-end spending from several marquee customers in the world leading broadband markets of South Korea and Japan across both our Broadband Connectivity and Mobile Transport segments. The 2021 revenue increase was led by our Mobile Transport segment. We anticipate more diverse customer revenue within the Asia region in 2022 as customer programs from both existing and recent wins ramp into production.

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Technology Segments

Revenue by Technology Segment
($ in millions)
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
69%
31%
72%
28%
76%
24%
73%
27%
74%
26%
Q4'20
Q1'21
Q2'21
Q3'21
Q4'21
Mobile Transport
Broadband Connectivity

*Mobile Transport consists of products deployed in Mobile xHaul applications. Broadband Connectivity includes Broadband Connectivity, Connected Home & Software solutions for fiber-based networks

Elevated Demand for Broadband Connectivity

Fourth quarter revenue for the Broadband Connectivity segment increased 12% sequentially and 18% year-over-year to $72 million. For the full year 2021, revenue for the Broadband Connectivity segment increased 16% to $258 million. Growth during the fourth quarter and full year of 2021 is the result of continued elevated demand for our Broadband Connectivity platforms and Connected Home & Business solutions as demand reflects the global investment cycle underway along with market share gains and new customer traction in North America.

Mobile Transport Strength in Asia

Fourth quarter revenue for the Mobile Transport segment increased 9% sequentially and decreased 6% year-over-year to $26 million. For the full year 2021, revenue for the Mobile Transport segment increased 18% to $92 million. Our Mobile Transport revenue primarily reflects sales from two marquee 5G and Open RAN customers in Japan. We are enthusiastic about our involvement in Rakuten’s Symphony architecture and blueprint featuring our C-series mobile fronthaul platform. We anticipate our ongoing collaboration with Rakuten Symphony will contribute to our growth objectives in 2022 and beyond, diversifying our Mobile Transport geographic mix.

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Gross Margin Expansion

Adjusted gross margin in the fourth quarter of 2021 increased 52 basis points year-over-year to 33.6%. The improvement was primarily due to our strategic investments and geographic diversification decisions directed towards the higher margin North America region, despite increased supply chain costs. Adjusted gross margin in 2021 increased by 175 basis points to 34.6% reflecting the geographic expansion in North America, product simplification efforts and business optimization.

As we look to 2022 and beyond, our 29 new product introductions throughout 2021 not only synergized and simplified our next generation product portfolio, but also improved product margin.

Also notable, our price adjustments are designed to offset increased semiconductor, component, logistics and expedite costs, which have been understood by our customers.

We anticipate that our new pricing strategy, combined with our aforementioned geographic mix diversification, new product introductions and DZS Cloud software expansion strategy, will keep us on course to deliver both our revenue growth and margin expansion objectives, including 40% adjusted gross margins exiting 2023.

Navigating Supply Chain

Supply chain pricing, freight and logistics costs, availability and extended lead- times remained a headwind throughout the fourth quarter of 2021 as anticipated. As we continue to incur elevated costs for components and expedite fees, our supply chain and operations teams continue to outperform in managing through a constrained environment, enabling DZS to maximize shipments despite elongated lead times. We remain cautious about continued supply chain headwinds that challenge the industry and anticipate a constrained supply chain environment to persist throughout 2022.

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Balance Sheet Highlights

Cash (including cash equivalents and restricted cash) at Dec. 31, 2021, was $53 million compared with $52 million at Sept. 30, 2021, and $54 million at Dec. 31, 2020. Our balance sheet has supported the ongoing supply chain sourcing constraints. Increasingly limited component availability over the past several quarters has necessitated continued inventory levels and raw materials purchases to align with our strong backlog and customer forecasts in a rising cost environment. Annualized inventory turns were 4.5x during the fourth quarter of 2021, compared with 5.6x during the year ago quarter. Days Sales Outstanding (DSOs) continued to improve and were 81 days at Dec. 31, 2021, versus 105 days in the year ago quarter.

Further enhancing our financial flexibility, on Feb. 9, 2022, we entered into a strategic global banking relationship with J.P. Morgan that includes a $30 million credit facility. While we don’t intend to draw down on the credit facility in the near future, the facility is in place for general corporate purposes. Additionally, with our existing S-3 shelf registration expiring in April 2022, our Board of Directors has approved the filing of a new three-year shelf registration statement for continued financial flexibility.

“J.P. Morgan has had a decade-long relationship with Charlie that began when he was the CEO of GENBAND

(today Ribbon Communications).

We are excited to once again collaborate with Charlie and Misty and we are especially enthusiastic about the remarkable transformation and growth of DZS since

Charlie join the company.”

— Frank Medrano, Industry Executive for Technology & Disruptive

Commerce,

J.P. Morgan Commercial Bankin

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2022 Outlook

The broadband industry remains in the best demand environment in its history as communications service providers invest in last mile access and improving the consumer and business experience. We believe that our industry is entering into a dual super cycle fueled by a surge in network usage and internet traffic derived from applications and services like telecommuting, remote learning, remote healthcare and an increase in e-gaming and streaming video.

We are capitalizing on this market opportunity as demonstrated by our transformational 2021 initiatives that have strengthened our foundation and are yielding results. We continue to experience record performances across backlog and orders along with an encouraging number of new customer wins and continued elevated proposal activity. DZS is well positioned with market leading Broadband Connectivity, Connected Home & Business, Mobile & Optical Edge and Network & Experience Software solutions.

We strive to balance growth with financial discipline that specifically focuses on improving product margins, increasing recurring software and service revenue, and managing expenses to drive profitability.

DZS performed exceptionally well in 2021. We delivered record orders, record revenue and record backlog, and secured 105 new customer design wins, 86 of which were represented in North America and Europe. We navigated the global supply chain dynamics over the past 18 months through a disciplined forecasting and operational process. During our 2021 investor day last May, we amplified our investment thesis focused on long term sustainable results versus quarter to quarter.

We begin 2022 with a strong foundation that we believe will enable us to capture market share spanning our four growth pillars: the next generation multi-gigabit broadband upgrade cycle partially fueled by $100 billion of global government stimulus, 5G and Open RAN adoption, North American and EMEA share capture, and Chinese vendor cap-and-replacement. The 10 Gigabit last mile access and 5G upgrade cycle that began in 2020, will evolve towards 50 Gigabit last mile access, 6G and Open RAN in the years to come. We believe this dual super cycle will last 10+ years.

We are providing Q1 and full-year 2022 guidance in the table below, which reflects our outlook as of Feb. 10, 2022. For the first quarter of 2022, we anticipate continued strong demand across our product platforms supported by record backlog levels driving our first quarter revenue guidance in the range of $75–90 million.

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We are establishing full-year revenue guidance in a range of $380-

410 million. Throughout 2022, we anticipate a more diverse customer and geographic mix compared with 2021, benefiting from the 105 new customer wins captured throughout 2021 and our strategic market share capture emphasis in Western markets.

We anticipate our business will continue to be influenced by a tight supply chain environment and associated elevated costs in Q1 and throughout the majority of 2022. We expect our previously announced price increase and expedite fee strategies will help to offset the elevated component and logistics costs as we work through our existing backlog throughout 2022.

Horizons22 Investor & Analyst Day: May 12, 2022

DZS will host our second annual Horizons22 Investor & Analyst Day at our headquarters in Plano, Texas on Thursday, May 12th at 9:00 a.m. (CT). Please contact Ted Moreau in Investor Relations for more information on the event.

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In closing, we thank the employees of DZS and our customers who place their trust in us every day, and our shareholders for their continued confidence in and commitment to DZS. Our leadership team is committed to delivering the best financial performance possible, balancing short-term and long-term strategic decisions with the goal of creating and sustainably growing shareholder value.

Sincerely,

Charlie Vogt President & CEO	Misty Kawecki CFO

Conference Call

DZS will host a conference call to discuss its first quarter financial results on Friday, February 11, 2022, at 10:00 a.m. (ET).

Conference call details:

Date: Friday, February 11, 2022

Time: 10:00 a.m. Eastern time zone

U.S. dial-in number: 877-742-9182

International number: +1-602-563-8857 Conference ID: 8476047

Webcast link: https://edge.media-server.com/mmc/p/dqw3fyno

Investor Inquiries

Ted Moreau

Vice President, Investor Relations ir@dzsi.com

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About DZS

DZS Inc. (NASDAQ: DZSI) is a global leader in broadband connectivity and communications software solutions.

DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.

Forward-Looking Statements

Statements made in this stockholder letter and the earnings call contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, statements that refer to projections of earnings, revenue, operating expenses, gross profit, costs or other financial items (including non-GAAP measures) in future periods are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. In addition to the factors discussed in this stockholder letter, factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the company’s SEC filings available at www.sec.gov, including without limitation, the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen affects from the COVID-19 pandemic and global economic climate may give rise to, or amplify, many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements for any reason.

Use of Non-GAAP Financial Information

To supplement DZS’s consolidated financial statements presented in accordance with GAAP, DZS reports Adjusted Cost of Revenue, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Operating Income (Loss), Adjusted (Non-GAAP) Net Income attributable to DZS (including on a per share basis), EBITDA, and Adjusted EBITDA, which are non-GAAP measures DZS believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of DZS’s past financial performance and prospects for the future. DZS believes these non-GAAP financial measures provide useful information to both management and investors by excluding specific expenses and gains that DZS believes are not indicative of core operating results. Further, each of these are non-GAAP measures of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the telecommunications and manufacturing industries. Other companies in the telecommunications and manufacturing industries may calculate these metrics differently than DZS does. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.

DZS defines Adjusted Cost of Revenue as GAAP Cost of Revenue less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core product cost and may or may not be recurring in nature. We believe Adjusted Cost of Revenue provides the investor more accurate information regarding the actual cost of our products and services, excluding the impact of costs of revenue that are not routine components of our core product cost, for better comparability of our costs of revenue between periods and to other companies. DZS defines Adjusted Gross Margin as GAAP Gross Margin less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance and may or may not be recurring in nature. We believe Adjusted Gross Margin provides the investor more accurate information regarding our core profit margin on sales, excluding the impact of cost of revenue that are not routine components of our core product cost, for better comparability of gross margin between periods and to other companies.

DZS defines Adjusted Operating Expenses as GAAP operating expenses plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, intangibles impairment, loss on debt extinguishment, restructuring and other charges, headquarters and facilities relocation, executive transition, and bad debt expense, any of which may or may not be recurring in nature.

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We believe Adjusted Operating Expenses provides the investor more accurate information regarding our core operating expenses, which include research and development costs, selling, general and administrative costs, and amortization of intangible assets, excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.

DZS defines Adjusted Operating Income (Loss) as GAAP Operating Income (Loss) plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, intangibles impairment, loss on debt extinguishment, restructuring and other charges, headquarters and facilities relocation, executive transition, and bad debt expense, any of which may or may not be recurring in nature. We believe Adjusted Operating Income (Loss) provides the investor more accurate information regarding our core operating Income (Loss), excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.

DZS defines Non-GAAP net income (loss) as GAAP Net Income plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, intangibles impairment, loss on debt extinguishment, restructuring and other charges, headquarters and facilities relocation, executive transition, and bad debt expense, any of which may or may not be recurring in nature. We believe Non-GAAP net income (loss) provides the investor more accurate information regarding our core income, excluding the impact of charges that are not routine components of our core product cost or core operating expenses, for better comparability between periods and to other companies.

DZS defines EBITDA as net income (loss) plus or minus (as applicable) (i) interest expense, net, (ii) income tax provision (benefit), and (iii) depreciation and amortization expense. DZS defines Adjusted EBITDA as EBITDA plus or minus (as applicable) (i) stock-based compensation expenses, and (ii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, intangibles impairment, loss on debt extinguishment, restructuring and other charges, headquarters and facilities relocation, executive transition, and bad debt expense, any of which may or may not be recurring in nature. DZS believes that EBITDA and Adjusted EBITDA are useful measures because they provide supplemental information to assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance, as well as in assessing the sustainable cash-generating ability of the business. In addition, DZS believes these measures are of importance to investors and lenders in assessing the Company’s overall capital structure and its ability to borrow additional funds.

A reconciliation of EBITDA and Adjusted EBITDA to each of their respective GAAP counterparts for the three and twelve- months ended December 31, 2021, and December 31, 2020 is included at the end of the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) below. Reconciliations of the other Non-GAAP measures included herein to their GAAP counterparts are provided in the section below entitled “Reconciliation of GAAP to Non-GAAP Results” and “Reconciliation of GAAP to Non-GAAP Guidance”.

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DZS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share data)

	For the Quarters Ended			For the Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net revenue	$98,063	$88,412	$88,681	$350,206	$300,640
Cost of revenue	65,167	56,213	59,757	229,938	203,761
Gross profit	32,896	32,199	28,924	120,268	96,879
Operating expenses:
Research and product development	12,264	11,707	10,719	47,052	37,957
Selling, general and administrative	20,622	19,539	20,071	90,241	63,543
Restructuring and other charges	212	6,754	-	12,310	-
Impairment of long lived assets	-	-	6,472	1,735	6,472
Amortization of intangible assets	294	312	302	1,182	1,432
Total operating expenses	33,392	38,312	37,564	152,520	109,404
Operating income (loss)	(496)	(6,113)	(8,640)	(32,252)	(12,525)
Interest income	26	20	(21)	107	77
Interest expense	(19)	(49)	(532)	(345)	(2,035)
Loss on debt extinguishment	-	-	-	-	(1,369)
Other income (expense), net	(613)	922	(3,798)	1,020	(3,729)
Income (loss) before income taxes	(1,102)	(5,220)	(12,991)	(31,470)	(19,581)
Income tax (benefit) provision	1,181	676	1,049	3,213	3,501
Net income (loss)	$(2,283)	$(5,896)	$(14,040)	$(34,683)	$(23,082)

Earnings (loss) per share
Basic	$(0.08)	$(0.22)	$(0.65)	$(1.30)	$(1.07)
Diluted	$(0.08)	$(0.22)	$(0.65)	$(1.30)	$(1.07)
Weighted average shares outstanding:
Basic	27,313	27,201	21,753	26,692	21,588
Diluted	27,313	27,201	21,753	26,692	21,588

Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(2,283)	$(5,896)	$(14,040)	$(34,683)	$(23,082)
Interest expense, net	(7)	29	553	238	1,958
Income tax (benefit) provision	1,181	676	1,049	3,213	3,501
Depreciation and amortization	996	1,112	1,208	4,551	5,143
EBITDA	$(113)	$(4,079)	$(11,230)	$(26,681)	$(12,480)
Stock-based compensation	2,540	3,104	1,303	8,990	4,613
Acquisition costs	(14)	9	-	675	-
Loss on debt extinguishment	-	-	-	-	1,369
Headquarters and facilities relocation	102	(908)	26	1,114	61
Executive transition	-	200	664	372	2,047
Intangibles impairment	-	-	6,472	-	6,472
Bad debt expense	(249)	-	3,119	13,957	3,119
Restructuring and other charges	212	6,754	-	12,310	-
Adjusted EBITDA	$2,478	$5,080	$354	$10,737	$5,201

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DZS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

($ in thousands)

	December 31,	December 31,
Assets	2021	2020
Current assets
Cash, cash equivalents and restricted cash	$53,474	$54,419
Accounts receivable, net	86,114	97,253
Other receivables	10,621	9,165
Inventories	56,893	39,572
Contract assets	2,184	6,182
Prepaid expenses and other current assets	5,690	5,332
Total current assets	214,976	211,923
Property, plant and equipment, net	9,842	7,146
Right-of-use assets from operating leases	12,640	18,483
Goodwill	6,145	3,977
Intangible assets, net	5,115	3,377
Deferred tax assets	-	1,405
Other assets	8,950	5,919
Total assets	$257,668	$252,230
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$64,258	$49,250
Short-term debt	-	13,787
Contract liabilities	6,091	4,400
Operating lease liabilities	4,097	4,494
Accrued and other liabilities	16,032	16,707
Total current liabilities	90,478	88,638
Long-term debt	-	29,754
Contract liabilities	3,044	2,471
Operating lease liabilities	12,103	15,959
Pension liabilities	16,527	20,052
Other long-term liabilities	3,609	1,777
Total liabilities	125,761	158,651
Stockholders’ equity
Common stock	27	22
Additional paid-in capital	223,336	147,997
Accumulated other comprehensive loss	(4,457)	(2,124)
Accumulated deficit	(86,999)	(52,316)
Total stockholders’ equity	131,907	93,579
Total liabilities and stockholders’ equity	$257,668	$252,230

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DZS INC. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to Non-GAAP Results

($ in thousands, except per share data)

The reconciliation of EBITDA and Adjusted EBITDA to net income is included above in the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss). Set forth below are reconciliations of Non-GAAP Cost of Revenue, Non-GAAP Gross Profit, Non-GAAP Operating Expenses, Non-GAAP Operating Income (Loss), Non-GAAP Net Income (Loss), and Non-GAAP Net Income (Loss) per Diluted Share to GAAP Cost of Revenue, Gross Profit, Operating Expenses, Operating Income (Loss), Net Income (Loss), and Net Income (Loss) per Diluted Share, respectively, which the Company considers to be the most directly comparable U.S. GAAP financial measures.

	Three Months Ended December 31, 2021
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$65,167	$32,896	33.5%	$33,392	$(496)	$(2,283)	$(0.08)
Adjustments to GAAP amounts:
Depreciation and amortization	(60)	60	0.1%	(936)	996	996	0.04
Stock-based compensation	(33)	33	0.0%	(2,507)	2,540	2,540	0.09
Headquarters and facilities relocation				(82)	82	102	-
Acquisition costs				14	(14)	(14)	-
Restructuring and other charges				(212)	212	212	0.01
Bad debt expense				249	(249)	(249)	(0.01)
Adjusted (Non-GAAP) amount	$65,074	$32,989	33.6%	$29,918	$3,071	$1,304	$0.05

	Three Months Ended September 30, 2021
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$56,213	$32,199	36.4%	$38,312	$(6,113)	$(5,896)	$(0.22)
Adjustments to GAAP amounts:
Depreciation and amortization	(168)	168	0.2%	(944)	1,112	1,112	0.04
Stock-based compensation	(133)	133	0.2%	(2,971)	3,104	3,104	0.11
Headquarters and facilities relocation				-	-	(908)	(0.03)
Acquisition costs				(9)	9	9	-
Restructuring and other charges				(6,754)	6,754	6,754	0.25
Executive transition				(200)	200	200	0.01
Adjusted (Non-GAAP) amount	$55,912	$32,500	36.8%	$27,434	$5,066	$4,375	$0.16

	Three Months Ended December 31, 2020
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$59,757	$28,924	32.6%	$37,564	$(8,640)	$(14,040)	$(0.65)
Adjustments to GAAP amounts:
Depreciation and amortization	(401)	401	0.5%	(807)	1,208	1,208	0.06
Stock-based compensation	(46)	46	0.0%	(1,257)	1,303	1,303	0.06
Headquarters and facilities relocation				(26)	26	26	-
Executive transition				(664)	664	664	0.03
Intangibles impairment				(6,472)	6,472	6,472	0.30
Bad debt expense				(3,119)	3,119	3,119	0.14
Adjusted (Non-GAAP) amount	$59,310	$29,371	33.1%	$25,219	$4,152	$(1,248)	$(0.06)

	Twelve Months Ended December 31, 2021
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$229,938	$120,268	34.3%	$152,520	$(32,252)	$(34,683)	$(1.30)
Adjustments to GAAP amounts:
Depreciation and amortization	(668)	668	0.2%	(3,883)	4,551	4,551	0.17
Stock-based compensation	(276)	276	0.1%	(8,714)	8,990	8,990	0.34
Headquarters and facilities relocation				(2,002)	2,002	1,114	0.04
Acquisition costs				(675)	675	675	0.03
Restructuring and other charges				(12,310)	12,310	12,310	0.46
Executive transition				(372)	372	372	0.01
Bad debt expense				(13,957)	13,957	13,957	0.52
Adjusted (Non-GAAP) amount	$228,994	$121,212	34.6%	$110,607	$10,605	$7,286	$0.27

	Twelve Months Ended December 31, 2020
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$203,761	$96,879	32.2%	$109,404	$(12,525)	$(23,082)	$(1.07)
Adjustments to GAAP amounts:
Depreciation and amortization	(1,842)	1,842	0.6%	(3,301)	5,143	5,143	0.25
Stock-based compensation	(86)	86	0.1%	(4,527)	4,613	4,613	0.22
Loss on debt extinguishment				-	-	1,369	0.06
Headquarters and facilities relocation				(61)	61	61	-
Executive transition				(2,047)	2,047	2,047	0.09
Intangibles impairment				(6,472)	6,472	6,472	0.30
Bad debt expense				(3,119)	3,119	3,119	0.14
Adjusted (Non-GAAP) amount	$201,833	$98,807	32.9%	$89,877	$8,930	$(258)	$(0.01)

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DZS INC. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to Non-GAAP Guidance

($ in millions)

	Q1 2022		Full Year 2022
	Low	High	Low	High
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(7.8)	$(3.7)	$(1.5)	$10.5
Interest expense, net	0.0	0.0	0.1	0.1
Income tax (benefit) provision	-	1.5	2.2	3.8
Depreciation and amortization	0.9	1.2	4.8	5.1
EBITDA	(6.9)	(1.0)	5.5	19.4
Stock-based compensation	2.9	3.0	11.5	11.6
Adjusted EBITDA	$(4.0)	$2.0	$17.0	$31.0

Reconciliation of Gross Margin to Adjusted Gross Margin:
GAAP Gross margin	32.7%	33.7%	32.6%	34.5%
COGS Depreciation and amortization	0.3%	0.3%	1.4%	1.5%
Adjusted Gross Margin	33.0%	34.0%	34.0%	36.0%

Reconciliation of Operating Expenses to Adjusted Operating Expenses:
Operating expenses	$31.8	$33.2	$127.8	$133.2
Depreciation and amortization	0.9	1.2	4.5	4.8
Stock-based compensation	2.9	3.0	11.3	11.4
Adjusted Operating Expenses	$28.0	$29.0	$112.0	$117.0

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Thank You